Exhibit 99.1

Nownews Digital Media Technology Reports FY 2014 Financial Results

Taipei City, Taiwan, April 1, 2015-- Nownews Digital Media Technology Co. Ltd. (“Nownews” or “the Company”) (OTCQB: NDMT), a new media company that provides news, information, e-commence and multimedia platform service, today released its financial results of the fiscal year ended December 31, 2014.

Fiscal Year 2014 Highlights

•	Gross profit increased approximately $0.67 million, an increase of 154%.
•	Gross margin was 38% for the year ended December 31, 2014 as compared to 14% for the prior year.

“We are glad to see the profitability of our advertising business is getting stronger, thanks to our strategic focus on the more profitable segments like internet advertising and marketing” said Alan Chen, Chairman of the Company, “This year we are keeping our focus on this part of our business, and looking for more cooperation with other media platforms to increase our international presence.”

Fiscal Year 2014 Results

Net Revenue

For the fiscal year 2014, Nownews reported net revenue of $2.93 million, a decrease of 9% from $3.23 million for the year 2013. The decrease was primarily due to the decrease in licensing revenue and E-commerce revenue, partially offset by the increase in advertisement revenue.

➢	Advertising

During the fiscal year ended December 31, 2014, the revenue from advertising was $2.36 million, a 26% increase from $1.87 million for the year ended December 31, 2013. The increase was because the Company focuses on the more profitable internet advertising and marketing.

➢	Licensing

Revenue from content licensing was $0.30 million for the year ended December 31, 2014, a decrease of 47% from $0.57 million for the year ended December 31, 2013. In 2014, the Company did not license as much content to Yahoo Taiwan, Inc. (“Yahoo Taiwan”), the Company’s top customers for the past two years due to low profits. In addition, the Company terminated low-profit news editing services to Yahoo Taiwan, which services were supplementary to the licensing arrangements with Yahoo Taiwan.

➢	E-commerce

Revenue from E-commerce was $0.25 million for the year ended December 31, 2014, a decrease of 65% from $0.71 million for the year ended December 31, 2013. The decrease was primarily attributable to suspension of the E-Commerce business in April 2014 due to continuous losses. The Company is currently in the process of evaluating and adjusting this line of business.

➢	Other

Other revenue includes revenue from film/video editing services and licensing copyright to Chunghwa Wideband Best Network Co., Ltd. Other revenue was $0.02 million for the year ended December 31, 2014, a decrease of 75% from $0.08 million for the year ended December 31, 2013. The decrease was primarily due to the termination of editing services and decrease in licensing copyrights charged to Chunghwa Wideband Best Network Co., Ltd.

Cost of Revenue

Cost of revenue was $1.82 million for the year ended December 31, 2014, compared to $2.79 million for the year ended December 31, 2013, a decrease of $0.97 million, or 35%. The decrease was mainly due to a decrease of $0.48 million in cost of goods sold in E-commerce, a decrease in labor costs of $0.42 million due to the decrease in the number of employees in the year 2014 as a result of the Company’s efforts to reduce operating costs and expenses.

Gross Profit

Gross profit increased approximately $0.67 million, an increase of 154% as compared to last year due to the substantial decrease in cost of revenue. Gross margin was 38% for the year ended December 31, 2014 as compared to 14% for the prior year.

Selling Expenses

Selling expenses decreased by 39% from $1.0 million for the year ended December 31, 2013 to $0.61 million for the year ended December 31, 2014. The decrease in selling expenses was primarily due to the decrease in advertisement expenses related to E-commerce and the decrease in labor costs due to decrease in the number of salespersons.

General and Administrative Expenses

General and administrative expenses decreased by 29% from $1.96 million for the year ended December 31, 2013 to $1.38 million for the year ended December 31, 2014. The decrease in general and administration expenses was principally due to the decrease in payroll resulting from reduction in the number of employees.

Interest Expense

Interest expense for the year ended December 31, 2014 was $25,103 compared to $25,267 for the year ended December 31, 2013, a decrease of 1%. The decrease in interest expense was primarily due to reduced bank loans incurred for the year ended December 31, 2014 as compared with the year ended December 31, 2013.

Net Loss

As a result of the above factors, the Company has net loss of approximately $0.70 million for the year ended December 31, 2014 as compared to net loss of approximately $1.71 million for the year ended December 31, 2013, representing a decrease of loss of approximately $1.01 million or approximately 59%.

Cash, Liquidity and Financial Position

As of December 31, 2014, cash and cash equivalents were $0.07 million, compared to $0.32 million at the end of 2013.  The Company had a working capital deficit of $1.42 million at December 31, 2014, with $0.89 million of current assets and $2.31 million of current liabilities.  The Company believes it can successfully secure financing to meet all working capital and capital expenditure needs for the next twelve months.  However, there can be no guarantee that the Company will succeed in raising additional financing.

As of December 31, 2014, long-term debt was $0.81 million.

About Nownews Digital Media Technology Co. Ltd.

Nownews Digital Media Technology Co. Ltd. (OTCQB: NDMT) is a U.S.-listed holding company, through its subsidiaries, engaging in creating, collecting and distributing news and information through its website and applications on mobile phones or tablets. Nownews is also the largest online self-produced news content provider of Taiwan and the only Taiwanese online news website fully accessible in Mainland China. After launched Professional Category news brands, we launched Nownews Mobile Web and Apps. In July 2013, Nownews launched a new concept newspaper “NOWnews”, which is the first O2O case in Taiwan. Nownews owns a great amount of brands, such as the largest online self-produced news content provider「NOWnews」, the biggest Citizen Journalist platform「WEnews」, online video shopping website「NOWshopping」, etc. Its partners include CCTV, Yahoo, MSN, Hinet, Yam, Sina and some telecoms.

Forward-Looking Statements

This news release contains “forward-looking statements”, which may include, but is not limited to, statements that express the company’s intentions, beliefs, expectations, strategies, predictions or any other statements relating to its future activities or other future events or conditions. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", or believes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Nownews Digital Media Technology Co. Ltd. to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements contained herein are made as of the date of this press release and Nownews Digital Media Technology Co. Ltd. disclaim, other than as required by law, any obligation to update any forward-looking statements whether as a result of new information, results, future events, circumstances, or if management's estimates or opinions should change, or otherwise. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements.

Contact:

Investor Relations

Dragon Gate Investment Partners LLC

Email: ndmt@dgipl.com

Tel: +1(646)-801-2803

Website: http://ndmt.nownews.com

NOWNEWS DIGITAL MEDIA TECHNOLOGY CO. LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013

Assets

Current Assets
Cash and cash equivalents	$70,076	$324,735
Accounts receivable, net	538,511	511,484
Due from related parties	171,901	250,939
Security deposits	33,089	3,017
Other current assets	9,250	8,531
Current assets of discontinued operations	69,216	90,298
Total Current Assets	892,043	1,189,004

Furniture, fixture, and equipment, net	55,194	136,578
Security deposits	-	30,587
Intangible assets, net	29,040	49,255
Total Assets	$976,277	$1,405,424

Liabilities and Equity

Current Liabilities
Long-term debt, current	$488,048	$515,763
Accounts payable	96,354	478,805
Advance from customers	1,418	79,328
Accrued expenses	560,705	645,149
Due to related parties	1,072,495	14,510
Other current liabilities	12,903	5,988
Current liabilities of discontinued operations	79,098	92,028
Total Current Liabilities	2,311,021	1,831,571

Long-term debt	321,295	390,780
Total Liabilities	2,632,316	2,222,351

Equity
Common Stock, $.001 par value, 50,000,000 shares authorized, 22,412,000 and 2,412,000 shares issued and outstanding as of December 31, 2014 and 2013, respectively	22,412	2,412
Additional paid-in capital	2,793,855	1,291,467
Subscriptions received in advance	-	1,522,388
Accumulated deficit	(3,922,379)	(3,225,091)
Accumulated other comprehensive loss	(56,180)	(101,233)
Total Stockholders' deficit	(1,162,292)	(510,057)
Noncontrolling Interests	(493,747)	(306,870)
Total Deficit	(1,656,039)	(816,927)

Total Liabilities and Equity	$976,277	$1,405,424

NOWNEWS DIGITAL MEDIA TECHNOLOGY CO. LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For The Years Ended
	December 31,
	2014	2013

Net revenue	$2,932,751	$3,225,163
Cost of revenue	(1,819,883)	(2,786,702)
Gross profit	1,112,868	438,461

Selling expenses	(606,355)	(998,148)
General and administrative expenses	(1,384,823)	(1,963,141)
Total operating expense	(1,991,178)	(2,961,289)

Operating loss	(878,310)	(2,522,828)

Other income (expense)
Interest income	1,556	848
Interest expense	(25,103)	(25,267)
Other income, net	2,664	7,930
Total other expense	(20,883)	(16,489)

Loss from continuing operations before income taxes	(899,193)	(2,539,317)
Income taxes	-	-
Loss from continuing operations	(899,193)	(2,539,317)
Loss from discontinued operations, net of income taxes	(8,604)	(189,751)

Net loss	(907,797)	(2,729,068)

Net loss attributable to noncontrolling interests:
Net loss from continuing operations	205,029	898,853
Net loss from discontinued operations	5,481	120,871
Total net loss attributable to noncontrolling interest	210,510	1,019,724

Net loss attributable to NOWnews Digital Media Technology Co. Ltd.	(697,287)	(1,709,344)

Foreign currency translation gain (loss)	68,686	(3,776)
Comprehensive loss	(628,601)	(1,713,120)
Other comprehensive loss attributable to noncontrolling interests	(23,633)	(608)
Comprehensive loss attributable to NOWnews Digital Media Technology Co. Ltd.	$(652,234)	$(1,713,728)

Amount attributable to common stockholders:
Net loss from continuing operations, net of income taxes	$(694,164)	$(1,640,464)
Net loss from discontinued operations, net of income taxes	(3,123)	(68,880)
Net loss attributable to common stockholders	$(697,287)	$(1,709,344)

Net loss attributable to common stockholders - basic and diluted
Loss from continuing operations	$(0.15)	$(0.68)
Loss from discontinued operations	(0.00)	(0.03)
Net loss attributable to common stockholders	$(0.15)	$(0.71)

Weighted average shares outstanding, basic and diluted	4,676,756	2,412,000

NOWNEWS DIGITAL MEDIA TECHNOLOGY CO. LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(907,797)	$(2,729,068)
Loss from discontinued operations	8,604	189,751
Depreciation	72,048	115,601
Amortization	18,371	70,923
Loss on film costs	-	134,321
Loss from disposal of equipment	3,201	-
Loss from lawsuit settlement	16,502	92,824
Bad debt expense	-	8,314
Adjustments to reconcile net loss to net cash provided by operating activities:
Increase in accounts receivable	(58,067)	(34,333)
(Increase) decrease in related-parties trade receivable	(24,611)	173,335
Increase in security deposits	(1,426)	(472)
(Increase) decrease in other current assets	(950)	6,037
Increase in film costs	-	(43,341)
Decrease in other assets	-	741
(Decrease) increase in accounts payable	(370,900)	369,177
(Decrease) increase in advance from customers	(76,621)	79,729
(Decrease) increase in accrued expenses	(69,464)	93,850
Increase (decrease) in other current liabilities	8,092	(3,352)
Net cash used in continuing activities	(1,383,018)	(1,475,963)
Net cash used in discontinued operations	(33,453)	(233,091)
Net cash used in operating activities	(1,416,471)	(1,709,054)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of furniture and equipment	-	(54,597)
Purchase of intangible assets	(166)	(39,024)
Acquisition of subsidiary equity interest	-	(92,655)
Net cash used in continuing activities	(166)	(186,276)
Net cash used in discontinued operations	-	-
Net cash used in investing activities	(166)	(186,276)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of short-term loan	-	(336,928)
Repayments of current portion of long-term loan	(48,416)	(48,207)
Proceeds from long-term loans	-	345,520
Cash released from commercial line of credit	-	50,640
Net proceeds from loans from related parties	1,184,953	1,506,963
Proceeds from subscriptions received in advance	-	1,522,388
Return of capital as an effect of restructuring	-	(1,522,388)
Net proceeds from capital contributions	-	404,313
Net cash provided by continuing activities	1,136,537	1,922,301
Net cash provided by discontinued operations	31,190	239,790
Net cash provided by financing activities	1,167,727	2,162,091

EFFECT OF EXCHANGE RATE CHANGE ON CASH AND CASH EQUIVALENTS	(8,012)	(1,425)

NET (DECREASE) INCREASE IN CASH & CASH EQUIVALENTS	(256,922)	265,336
NET (DECREASE) INCREASE IN CASH & CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS	(2,263)	6,699
NET (DECREASE) INCREASE IN CASH & CASH EQUIVALENTS FROM CONTINUING OPERATIONS	(254,659)	258,637

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	324,735	66,098
CASH & CASH EQUIVALENTS, ENDING BALANCE	$70,076	$324,735

SUPPLEMENTAL DISCLOSURES:
Income tax paid	$-	$-
Interest paid	$26,156	$24,192
NONCASH INVESTING AND FINANCING ACTIVITIES:
Debt conversion to paid-in capital	$-	$1,884,739